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                                                                     EXHIBIT 3.2


       CERTIFICATE OF CORRECTION TO RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           ISTA PHARMACEUTICALS, INC.

     WHEREAS a Restated Certificate of Incorporation (the "Restated Certificate") of ISTA Pharmaceuticals, Inc. was filed with the Secretary of State of the State of Delaware on November 12, 2002.

     WHEREAS the Restated Certificate inadvertently and incorrectly in Paragraph 4(a) of Article 4 defined the Effective Time of the Reverse Stock Split as 12:01 p.m. E.S.T. on November 12, 2002;

     WHEREAS ISTA Pharmaceuticals, Inc. hereby desires to correctly define the Effective Time;

     NOW, THEREFORE, Paragraph 4(a) of Article 4 of the Restated Certificate is hereby corrected to read as follows:

          "Effective 4:01 p.m. E.S.T. on November 13, 2002 ( the "Effective Time") each one (1) share of Common Stock of the corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined, without any action on the part of the holder thereof, into one tenth (1/10) share of fully paid and nonassessable Common Stock of the corporation ("New Common Stock"), subject to the treatment of fractional shares interests described below."

     IN WITNESS WHEREOF, ISTA Pharmaceuticals, Inc. has caused this certificate of correction to be signed by Vicente Anido, Jr., its President and Chief Executive Officer, this 12th day of November, 2002.



        /s/ Vicente Anido, Jr.
        -------------------------------------
        Vicente Anido, Jr.
        President and Chief Executive Officer